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Exhibit 23(b)-Consent of Ernst & Young LLP


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AmSouth Bancorporation for the registration of 420,000 shares of its common stock and its 12% Installment Notes, Series 1996 and to the incorporation by reference therein of our report dated January 31, 1996, with respect to the consolidated financial statements of AmSouth Bancorporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

Birmingham, Alabama
June 19, 1996